Exhibit 99.1

PLUG POWER ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENT TO ACQUIRE APPLIED CRYO TECHNOLOGIES

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APPLIED CRYO TECHNOLOGIES’ Leadership in Cryogenic Technologies to Help Plug Power Advance Development of Green Hydrogen Infrastructure

LATHAM, N.Y., October 14, 2021 (GLOBE NEWSWIRE) – Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, today announced that it has executed a definitive agreement to acquire Applied Cryo Technologies, Inc. (ACT), a leading provider of technology, equipment and services for the transportation, storage and distribution of liquefied hydrogen, oxygen, argon, nitrogen and other cryogenic gases. The transaction is expected to close during the fourth quarter of 2021 and is subject to customary closing conditions, including receipt of all approvals or the termination or expiration of all waiting periods required under applicable antitrust laws.

The acquisition of ACT adds significant capabilities, expertise, and technologies to Plug Power, which will help the company expand the green hydrogen ecosystem. With over 20 years of history, and customers like Amazon, Walmart and Home Depot, Plug Power is the largest buyer of liquid hydrogen globally and has built a ‘hydrogen highway’ across the United States, which includes over 165 refueling stations that service fleets of hydrogen-powered trucks, forklifts and e-mobility vehicles from industries throughout the nation. Plug Power’s hydrogen fuel cell technology also provides reliable, resilient on-site backup power for businesses and institutions, whether data centers, utilities, retailers or universities.

“With ACT’s cryogenic technologies, Plug Power will enhance its ability to deliver and store green hydrogen from our growing footprint of plants throughout the world,” said Andy Marsh, CEO for Plug Power. “ACT has been delivering excellence to the industrial gas and energy markets since 2012, and we’re thrilled to welcome their incredible team to the Plug Power family. In the months ahead, we’ll work together to rapidly scale ACT’s cryogenic solutions and capabilities throughout the green hydrogen ecosystem, bringing us one step closer to a decarbonized future.”

In addition to Plug Power’s new green hydrogen production facility in California, Plug Power maintains a network of plants in New York, Tennessee, and Georgia that will help the company realize its ambitious goal of producing over 1,000 tons per day of green hydrogen by 2028. Plug Power recently announced a new European headquarters in Germany and a joint venture with South Korea’s SK E&S to accelerate the expansion of the hydrogen economy in Asia.

The acquisition of ACT will provide Plug Power with a host of efficiencies and capabilities, including:

●	Liquid hydrogen delivery network and fleet;
●	Liquid hydrogen storage; and
●	Hydrogen mobility fueling, which is particularly important for ports.

“We’re excited about the road ahead with Plug Power,” said Bob Ernull, President and CEO of ACT. “Andy and his team have a vision for a future of green hydrogen that aligns perfectly with everything we’ve built here at ACT. With our capabilities and expertise in hydrogen delivery and storage, together we have an unprecedented opportunity to build a robust green hydrogen ecosystem that serves business and industries throughout the world, helping build a more sustainable future.”

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

About Applied Cryo Technologies (ACT)

Founded in 2012, Applied Cryo Technologies is a leading manufacturer of highly engineered equipment servicing multiple applications throughout the Industrial Gas and Energy industries. ACT is a leading provider of technology, equipment and services for the transportation, storage and distribution of liquified hydrogen, oxygen, argon, nitrogen and other cryogenic gases. ACT’s services include upfront engineering, fabrication, and repair & maintenance. ACT has a history that you can count on. Product versatility, innovative engineering, and superior quality is what drives ACT’s success.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.(“PLUG”), including but not limited to statements about PLUG’s expectations regarding the closing of the acquisition and integration of ACT into PLUG’s infrastructure; the expectations regarding ACT’s cryogenic technologies enhancing PLUG’s efficiencies and capabilities in storing and delivering liquid hydrogen and hydrogen mobility fueling; and expectations regarding PLUG’s goal of producing over 1,000 tons per day of green hydrogen by 2028. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Media Contact

Caitlin Coffee

Allison + Partners

plugPR@allisonpr.com

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